Exhibit 99.1

CONTACT: Nelson F. Isabel

Vice-President, Investor Relations

& Corporate Communications

(905) 286-3000

For Immediate Release:

BIOVAIL REPORTS FIRST-QUARTER 2010 FINANCIAL RESULTS

Total Revenues Increase 27% Y/Y to $220 Million;

GAAP EPS of ($0.02), EPS Excluding Acquired In-Process R&D and Other Specific Items of $0.31;

Cash EPS Excluding Legal Settlement of $0.59;

Restructuring Program Largely Complete, Execution of Strategy Ahead of Schedule;

Business Development Momentum Continues, Remains a Priority

TORONTO, Canada, May 6, 2010 — Biovail Corporation (NYSE/TSX: BVF) today announced its financial results for the three-month period ended March 31, 2010.

To the extent that this news release contains forward-looking statements, investors are cautioned that these are based on the Company’s current views, and actual outcomes are not certain. For more information, see the note on forward-looking information following the conference-call details below.

“We generated solid financial results in the first quarter of 2010 and we completed two important transactions that further enhance Biovail’s long-term outlook,” said Biovail Chief Executive Officer Bill Wells. “The addition of Staccato® loxapine to our pipeline provides us with a quality asset that represents the basis for the deployment of an in-house U.S. sales force, which is a key strategic objective for the Company.

“In the two years since we launched our specialty CNS strategy, we have completed eight transactions — bolstering the near-term financial performance of the Company and creating an interesting pipeline with a balance of near-, mid- and long-term programs. We have largely completed the restructuring of the business, and we have become a recognized and credible participant in the specialty CNS market. This is reflected in the numerous business development opportunities we are currently reviewing, which include commercial and development-stage products, as well as company acquisitions. The entire management team at Biovail is focused on executing against our strategy and shifting Biovail to high growth.”

First-Quarter 2010 Financial Results

Total revenues for the three months ended March 31, 2010 were $219.6 million, compared with $173.3 million for the first quarter of 2009, a 27% increase. In the first quarter of 2010, in accordance with United States Generally Accepted Accounting Principles (GAAP), Biovail recorded a net loss of $3.2 million, compared with net income of $39.0 million for the corresponding 2009 period. GAAP diluted earnings per share (EPS) for the first quarter of 2010 were a loss of $0.02, compared with earnings of $0.25 for the first quarter of 2009.

Specific Items Affecting First-Quarter Results

The following table displays specific items that affected results in the first quarter of 2010 and 2009, respectively, and the impact of each individual item on diluted EPS.

	Three Months Ended March 31
	2010		2009
[$ in 000s, except per share data; (Expense)]	Amount	EPS Impact	Amount	EPS Impact
IPR&D(1)	$(51,003)	$(0.32)	$—	$—
SEC/OSC independent consultant and related costs(2)	(631)	$—	(1,427)	$(0.01)
Restructuring costs	(613)	$—	(1,348)	$(0.01)
Impairment losses on debt securities	(155)	$—	(2,707)	$(0.02)
Legal settlements	—	$—	(241)	$—
Loss on disposal of investments	—	$—	(6)	$—
Total	$(52,402)	$(0.33)	$(5,729)	$(0.04)

(1) Included in research and development expenses.

(2) Included in selling, general and administrative expenses.

* EPS figures may not add due to rounding.

GAAP net income and EPS figures for the first quarter of 2010 reflect $51.0 million in acquired in-process research and development (IPR&D) expenditures related to the transactions with Alexza Pharmaceuticals, Inc. (Alexza) and Cortex Pharmaceuticals, Inc. (Cortex); $0.6 million in independent consultant and related costs, $0.6 million in restructuring costs and a $0.2-million impairment loss on the Company’s investment in auction rate securities. In aggregate, these items negatively impacted net income and EPS in the first quarter of 2010 by $52.4 million and $0.33, respectively. Accordingly, EPS Excluding Specific Items was $0.31 in the first quarter of 2010.

GAAP net income and EPS figures for the first quarter of 2009 were negatively impacted by a $2.7-

million loss related to the Company’s investment in auction rate securities, $1.4 million in independent consultant and related costs, $1.3 million in restructuring costs and $0.2 million in legal settlements. In aggregate, these items negatively impacted net income and EPS in the first quarter of 2009 by $5.7 million and $0.04, respectively. Accordingly, EPS Excluding Specific Items was $0.28 in the first quarter of 2009. For more information concerning EPS Excluding Specific items, please refer below to “Use of Non-GAAP Financial Measures”.

Balance Sheet & Cash Flow

At the end of the first quarter of 2010, Biovail had cash balances of $102.9 million. The Company had $350 million in Convertible Notes outstanding, other long-term obligations (including the current portion) of $28.3 million representing the balance of the purchase price arising from the acquisition of the worldwide development and commercialization rights to tetrabenazine in June 2009, and no outstanding borrowings under its committed $410-million revolving credit facility.

Cash flow from operations was $44.8 million in the first quarter of 2010, compared with $47.0 million in the first quarter of 2009. Cash flow from operations before changes in operating assets and liabilities was $86.9 million ($92.8 million excluding the payment of a legal settlement) in the first quarter of 2010 and $66.9 million ($73.0 million excluding the payments of legal settlements) in the prior-year period, an increase of 30%.

Net capital expenditures in the first quarter of 2010 amounted to $3.6 million, compared with $0.8 million in the prior-year period. The increase reflects costs incurred at Biovail’s Steinbach manufacturing facility in connection with the transfer of certain manufacturing and packaging processes from the Company’s Puerto Rico manufacturing facilities. In 2010, Biovail anticipates capital expenditures to be approximately $10 million.

U.S. Healthcare Reform

U.S. healthcare reform legislation, enacted in March 2010, contains several provisions that may impact Biovail. Although many provisions of the new legislation do not take effect immediately, several provisions became effective in the first quarter of 2010, including an increase in the minimum Medicaid rebate to states participating in the Medicaid program from 15.1% to 23.1% on branded prescription drugs. Other requirements of the new legislation will begin in 2011, including a new fee to be assessed on manufacturers and importers that sell branded prescription drugs to specified U.S. government programs, including Medicare and Medicaid.

Given the significant uncertainty that currently exists with respect to the legislation, Biovail has made several estimates with regard to important assumptions relevant to determining the financial impact of this legislation on its business. Based on these estimates and assumptions, this new legislation did not have a material impact on the Company’s financial condition or results of operations in the first quarter of 2010.

Agreement with Alexza for Staccato® Loxapine

In February 2010, Biovail announced that its subsidiary, Biovail Laboratories International SRL (BLS), had acquired the U.S. and Canadian rights from Alexza to commercialize Staccato® loxapine — a novel formulation of loxapine administered via deep lung inhalation using Alexza’s proprietary Staccato® device. Staccato® loxapine is initially targeted for the rapid treatment of agitation in patients with schizophrenia or bipolar disorder. In December 2009, Alexza submitted a New Drug Application to the U.S. Food and Drug Administration (FDA) for Staccato® loxapine. A response from the FDA is anticipated in October 2010. For more information, see news release issued February 20, 2010, Biovail Enters Into License and Collaboration Agreement with Alexza for AZ-004.

Acquisition of AMPAKINE® Compounds

In March 2010, Biovail announced that BLS had acquired certain AMPAKINE® compounds, including associated intellectual property, from Cortex for use in the field of respiratory depression, a brain-mediated breathing disorder. For more information, see news release issued March 26, 2010, Biovail Acquires Ampakine Compounds for Treatment of Respiratory Depression.

Sale of Non-Core Assets

In January 2010, Biovail completed the sale of its Dorado, Puerto Rico manufacturing facility for net cash proceeds of $8.5 million. The Company occupied the facility until March 31, 2010, pursuant to a short-term lease agreement with the buyer.  The Company’s Carolina, Puerto Rico facility is expected to remain open indefinitely, in order to meet higher than anticipated demand for generic Tiazac® and generic Cardizem® CD products, due to manufacturing issues involving competitors’ products.

Biovail is targeting in excess of $70 million in total proceeds from the divestiture and monetization of non-core assets. To date, the Company has realized $63.1 million of this goal.

First-Quarter 2010 Financial Performance

Product revenues for the first quarter of 2010 were $212.0 million, compared with $165.4 million in the first quarter of 2009, an increase of 28% that reflects higher revenues from Wellbutrin XL®, tetrabenazine products, Biovail Pharmaceuticals Canada (BPC), the Zovirax® line, the Company’s generics portfolio and Legacy products. Partially offsetting factors include lower revenues from Ultram® ER as a result of the introduction of generic competition to the 100mg and 200mg dosage strengths in the fourth quarter of 2009.

Product revenues for Wellbutrin XL® were $49.8 million in the first quarter of 2010, compared with $20.1 million in the prior-year period. The increase reflects the acquisition of the full U.S. commercialization rights to the product in May 2009, partially offset by declining volumes due to the introduction of generic competition to the 150mg dosage strength in May 2008 and to the 300mg dosage strength in December 2006. Revenues in the U.S. were also impacted by a planned reduction of wholesaler inventories in anticipation of a change in the U.S. National Drug Code for this product in the second quarter of 2010. The supply of Wellbutrin XL® tablets to GlaxoSmithKline for distribution in Europe and other markets generated revenues of $4.4 million in the first quarter of 2010, compared with $2.4 million in the prior-year period.

Biovail’s global tetrabenazine franchise generated first-quarter 2010 revenues of $17.6 million. Launched in the U.S. in November 2008 by Ovation Pharmaceuticals, Inc. (now Lundbeck Inc.), Xenazine® generated revenues of $12.7 million in the first quarter of 2010, compared with $6.7 million in the prior-year period. Further to the acquisition of the worldwide development and commercialization rights to tetrabenazine in June 2009, Biovail recorded $3.4 million in revenues in the first quarter of 2010 from sales of the product in Europe and around the world. In Canada, Nitoman® generated first-quarter 2010 revenues of $1.4 million, which is included in BPC’s revenues.

First-quarter 2010 revenues for Biovail’s Zovirax® franchise were $39.0 million, compared with $32.9 million in the prior-year period, an increase of 18% that reflects the impact of price management, partially offset by a 5% year-over-year decrease in prescription volume. In the first quarter of 2010, Zovirax® Ointment and Zovirax® Cream held a combined 76% share of the topical herpes market, an increase of 1.3 percentage points in market share versus first-quarter 2009 levels, according to IMS Health.

Aplenzin® generated revenues of $4.0 million in the first quarter of 2010, compared with $3.8 million in the first quarter of 2009, which represented launch quantities and samples shipped prior to the product’s April 2009 U.S. commercial launch. Beginning in April 2010, sanofi-aventis US has retained a contract sales organization for promotional activity for Aplenzin®.

Revenues from BPC were $23.3 million in the first quarter of 2010, compared with $15.3 million in the first quarter of 2009, a 53% increase that reflects the impact of a stronger Canadian dollar, and higher prescription and sales volumes for all promoted products within the BPC portfolio (Wellbutrin® XL, Tiazac® XC, Ralivia®, Nitoman® and Glumetza®). Total prescription volumes for Tiazac® XC and Wellbutrin® XL — BPC’s two largest products — increased 32% and 23%, respectively, compared with the prior-year period. In Canadian dollar terms, BPC revenues in the first quarter of 2010 increased 28%, compared with the corresponding period in 2009. In January 2010, a Canadian Court ruled in favour of Apotex Inc. pursuant to Canadian Patented Medicines Notice of Compliance Regulations relating to Glumetza® 500mg product, which could result in the near-term introduction of generic competition. Glumetza® generated revenues of $2.0 million in the first quarter of 2010 (included in BPC revenues).

Legacy products generated revenues of $42.5 million for the first quarter of 2010, compared with $40.6 million in the first quarter of 2009. This strong performance reflects a 259% increase in prescription volume for generic Tiazac® (distributed by a subsidiary of Forest Laboratories, Inc.) as a result of the supply-chain interruptions of two competing manufacturers. In addition, declining prescription volumes for other Legacy products were largely offset by price increases implemented over the last 12 months.

In April 2010, BLS reached a settlement agreement with Sun Pharmaceutical Industries, Ltd., India, (Sun) with respect to patent litigation related to Sun’s Abbreviated New Drug Application for a generic version of Cardizem® CD. Under the terms of the settlement and license agreements, which were submitted to the U.S. Federal Trade Commission and U.S. Department of Justice pursuant to Section 1112(a) of the Medicare Prescription Drug Improvement and Modernization Act of 2003, BLS has granted Sun a non-exclusive license (without right to sublicense) to distribute various dosage strengths of Sun’s generic formulation of Cardizem® CD in the U.S., upon receipt of regulatory approval from the FDA, subject to certain limitations on the sales quantities of the 360mg dosage strength, with reference to IMS Health prescription data. Sun will pay BLS a royalty based on net sales of the various dosage strengths of its generic formulation. The license term ends August 8, 2012 — the date the last Cardizem® CD patent expires.

Product revenue for the Company’s portfolio of generic products was $21.1 million in the first quarter of 2010, compared with $16.9 million in the first quarter of 2009. This performance reflects higher prescription volumes for Biovail’s generic formulation of Cardizem® CD, partially offset by lower pricing and lower prescription volumes for other products.

Ultram® ER generated revenues of $7.9 million in the first quarter of 2010, compared with $20.6 million in the corresponding period in 2009. The year-over-year decrease reflects the May 2009 introduction of a competing once-daily branded tramadol formulation, and more significantly, the November 2009 introduction of generic competition to the 100mg and 200mg dosage strengths of the product (which also had some negative impact on sales of the 300mg product). These factors were partially offset by incremental revenues from the supply of an authorized generic formulation of the 100mg and 200mg dosage strengths, which held a 59% share of the generic extended-release tramadol market in the first quarter of 2010. The launch of a generic formulation of Ultram® ER resulted in a 50% reduction in Biovail’s contractual supply price for the 100mg and 200mg dosage-strength products.

In the first quarter of 2010, Cardizem® LA generated revenues of $7.6 million, compared with $8.2 million in the corresponding period in 2009. The decrease reflects lower prescription volumes and lower inventory levels in anticipation of the introduction of generic competition, which occurred in March 2010. Pursuant to an agreement with Watson Pharmaceuticals, Inc., BLS will receive a royalty based on sales of its generic formulation of Cardizem® LA. The amortization of deferred revenues associated with the May 2005 Kos transaction positively impacted Cardizem® LA revenues by $3.8 million in the first quarters of both 2009 and 2010.

The following table summarizes Biovail’s product revenue performance by category in the first quarters of each of 2010 and 2009:

($000s)	Q1/10 Revenues	Q1/09 Revenues	Change (%)
Wellbutrin XL®	49,790	20,120	147
Xenazine®	16,110	6,683	141
Aplenzin®	4,041	3,821	6
Zovirax®	38,974	32,911	18
Biovail Pharmaceuticals Canada	23,347	15,308	53
Legacy	42,548	40,579	5
Generics	21,073	16,871	25
Ultram® ER	7,929	20,596	(62)
Cardizem® LA	7,649	8,187	(7)
Glumetza® (U.S.)	572	317	80
Total Product Revenues	212,033	165,393	28

Research and development revenue was $2.9 million in the first quarter of 2010, compared with $3.7 million in the corresponding period in 2009. The decrease reflects lower volume of clinical research and laboratory testing services provided to external customers by Biovail’s Contract Research

Division (CRD), partially offset by the positive impact of the strengthening of the Canadian dollar relative to the U.S. dollar.

Royalty and other revenue was $4.7 million in the first quarter of 2010, compared with $4.2 million in the first quarter of 2009.

Cost of goods sold excluding amortization of intangible assets for the first quarter of 2010 was $59.0 million, compared with $44.8 million in the first quarter of 2009. The increase reflects higher revenues in 2010, the increased cost basis for Zovirax®, product mix (including a meaningful contribution from Xenazine® and lower volumes of Ultram® ER in 2010), the impact of lower labour and overhead costs at the Company’s Puerto Rico manufacturing facilities and the negative impact on labour and overhead costs in its Steinbach, Manitoba facility as a result of the strengthening of the Canadian dollar relative to the U.S. dollar.

Total research and development (R&D) expenditures for the first quarter of 2010 were $66.9 million, compared with $14.5 million for the first quarter of 2009. The year-over-year increase in 2010 primarily reflects $51.0 million in acquired IPR&D related to the acquisitions of the U.S. and Canadian development and commercialization rights to Staccato® loxapine and certain AMPAKINE® compounds. Internal R&D expenses were $12.6 million in the first quarter of 2010, compared with $11.1 million in the first quarter of 2009, reflecting higher direct project spending on the Company’s drug-development programs, partially offset by lower labour and overhead costs as a result of the closure of Biovail’s Mississauga, Ontario research and development facility and consolidation of its R&D operations in Chantilly, Virginia. With respect to the Phase 3 clinical program for BVF-324, despite some recent improvement, patient enrolment continues at a slower-than-anticipated rate. As a result, R&D expenses for 2010 are expected to be approximately $10 million below the Company’s previous expectation of $130 million.

Also included in R&D expenses, costs associated with Biovail’s CRD were $3.3 million in the first quarter of 2010, compared with $3.4 million in the first quarter of 2009. This performance reflects a decline in activity levels, and lower labour costs as a result of headcount reductions in the second quarter of 2009, partially offset by the negative impact on labour and overhead costs as a result of the strengthening of the Canadian dollar relative to the U.S. dollar.

Selling, general and administrative (SG&A) expenses for the first quarter of 2010 were $43.5 million, compared with $43.2 million in the first quarter of 2009. Included in SG&A expenses for the first quarter of 2010 were $0.8 million in indemnity obligations to certain former officers ($5.8 million in the first quarter of 2009), and $0.6 million in respect of independent consultant costs. On a normalized basis, SG&A expenses in 2010 reflect higher sales and marketing costs and higher product-related legal expenses.

Amortization expense in the first quarter of 2010 was $33.3 million, compared with $15.5 million in the first quarter of 2009. The increase in 2010 reflects the inclusion of amortization expense associated with the acquisitions of the U.S. commercialization rights to Wellbutrin XL® in May 2009 and the worldwide development and commercialization rights to tetrabenazine in June 2009.

Biovail recorded interest expense of $9.8 million in the first quarter of 2010, compared with $0.3 million in the first quarter of 2009. The figure in 2010 reflects interest on $350 million in Convertible Notes (issued June 2009) as well as non-cash expenses of $4.1 million due to the amortization of debt discounts on the Convertible Notes and on the obligation to Cambridge Laboratories (Ireland) Ltd. (related to the acquisition of worldwide development and commercialization rights to tetrabenazine in June 2009) and the amortization of deferred financing costs associated with the Convertible Notes and the credit facility.

Cash EPS

Beginning in the first quarter of 2009, Biovail reports Cash EPS with its quarterly financial results, which it calculates as cash flows from operating activities excluding changes in operating assets and liabilities divided by the weighted-average number of shares outstanding. Cash EPS excludes changes in operating assets and liabilities because they are subject to timing variability that could result in fluctuations not reflective of operating results.

In the first quarter of 2010, Cash EPS was $0.55 compared with $0.42 in the first quarter of 2009. Excluding a $6.0-million legal settlement, Cash EPS was $0.59 in the first quarter of 2010, compared with $0.46 as similarly adjusted in the prior-year period, a 27% increase. For more information concerning Cash EPS, please refer below to “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Cash EPS and EPS Excluding Specific Items have been provided as Biovail believes such measures provide investors with additional information to assist in understanding critical components of Biovail’s financial results and they are useful measures for investors and management that facilitate, on an aggregate and on a per-share basis, respectively, operating comparisons between periods. Such measures do not have any standardized meanings prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies. Cash EPS, Cash EPS Excluding Legal Settlement and EPS Excluding Specific Items are not measures of performance under GAAP, and should not be considered in isolation of or as a substitute for net income or earnings per share prepared in accordance with GAAP. Biovail has provided a reconciliation of Cash EPS to GAAP net income and to GAAP EPS in the table below.

Table 1. Reconciliation of U.S. GAAP Net Income (Loss) and EPS to Cash EPS

Amounts expressed in thousands of dollars, except per share data

	Three Months Ended
	March 31, 2010	March 31, 2009
GAAP Net Income (Loss)	(3,150)	39,003
GAAP Diluted EPS	$(0.02)	$0.25
Non-cash items:
Depreciation and amortization	40,048	26,691
Amortization of deferred revenue	(4,775)	(5,300)
Amortization of discounts on long-term obligations	2,801	—
Amortization of deferred financing costs	1,312	130
Acquired in-process R&D	51,003	—
Deferred income taxes	4,300	7,800
Payment of accrued legal settlements	(5,950)	(6,158)
Addition to accrued legal settlements	—	241
Stock-based compensation	1,657	1,757
Impairment charges	155	2,707
Loss on sale of investments	—	6
Other	(522)	(23)
Total adjustments	90,029	27,851

Diluted EPS impact of total adjustments	$0.57	$0.18

Cash EPS*	$0.55	$0.42

Adjustments excluding payment of accrued legal settlements	95,979	34,009

Diluted EPS impact of adjustments excluding payment of accrued legal settlements	$0.61	$0.21

Cash EPS Excluding Legal Settlement	$0.59	$0.46

*EPS figures may not add due to rounding.

Conference Call

Biovail management will host a conference call and Webcast on Thursday, May 6, 2010 at 8:30a.m. EDT for Company executives to discuss 2010 first-quarter financial and operational results. Following the discussion, Biovail executives will address inquiries from research analysts.

A live Webcast of this call will be available through the Investor Relations section of Biovail’s Web site at www.biovail.com. To access the call live, please dial 416-695-6617 (Toronto and

International callers) and 1-800-355-4959 (U.S. and Canada). Listeners are encouraged to dial in 10 minutes before the call begins to avoid delays.

A replay of the conference call will be available until 7:00p.m. EDT on Thursday, May 13, 2010, by dialing 416-695-5800 (Toronto and International callers) and 1-800-408-3053 (U.S. and Canada), using access code, 2058403#.

Caution Regarding Forward-Looking Information and “Safe Harbor” Statement

To the extent any statements made in this release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, ‘‘forward-looking statements’’).

These forward-looking statements relate to, among other things, our objectives, goals, strategies, beliefs, intentions, plans, estimates and outlook, including, without limitation: the impact of healthcare reform in the U.S. and elsewhere, our intent to deploy a U.S. sales force to support our specialty CNS strategy, including our intent to deploy a sales force to commercialize AZ-004 (Staccato® loxapine) in the U.S.; the competitive landscape in the markets in which we compete, including, but not limited to, the prescription trends, pricing and the formulary or Medicare/Medicaid utilization and positioning for our products, the opportunities present in the market for therapies for specialty CNS disorders, the anticipated level of demand for our products and the availability or introduction of generic formulations of our products; our intent, timing and ability to complete the planned disposals of certain non-core assets, including, but not limited to, our Carolina, Puerto Rico manufacturing facility and operations and the anticipated cost, impact and proceeds of such disposition; our intent and related success or failure regarding the defense of our intellectual property against infringement; the costs, timing, results, and progress of research and development and regulatory approval efforts; the sufficiency of cash resources, including those under the accordion feature of our credit facility, to support future spending and business development requirements; the expected future taxable income in determining any required deferred tax asset valuation allowance; additional expected charges and anticipated annual savings related to ongoing or planned efficiency initiatives; our expected earnings per share; our expected revenue growth and our expected capital expenditures.

Forward-looking statements can generally be identified by the use of words such as ‘‘believe’’, ‘‘anticipate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘will’’, ‘‘may’’, ‘‘target’’, ‘‘potential’’ and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although we have indicated above certain of these statements set out herein, all of the statements in this release that contain forward-looking statements are qualified by these cautionary statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements.  Important factors that could cause actual results to differ materially from these expectations include, among other things: the successful execution of our specialty CNS strategy, including our ability to successfully identify, evaluate, acquire, obtain regulatory approval for, develop, manufacture and commercialize pipeline products; the success of preclinical and clinical trials for our drug development pipeline or delays in clinical trials which adversely impact the timely commercialization of our pipeline products; the results of continuing safety and efficacy studies by industry and government agencies; the uncertainties associated with the development, acquisition and launch of new products, including, but not limited to, the acceptance and demand for new pharmaceutical products, and the impact of competitive products and pricing; our reliance on key strategic alliances, our ability to secure and maintain third-party research, development, manufacturing, marketing or distribution arrangements and securing other development partners for, and to share development costs associated with, certain product development programs; the availability of capital and our ability to generate operating cash flows to support our growth strategy; the continuation of the recent market turmoil, which could result in fluctuations in currency exchange rates and interest rates; our eligibility for benefits under tax treaties and the continued availability of low effective tax rates for the business profits of our principal operating subsidiary; the difficulty of predicting the expense, timing and outcome within our legal and regulatory environment, including, but not limited to, U.S. Food and Drug Administration, Canadian Therapeutic Products Directorate and European regulatory approvals, legal and regulatory proceedings and settlements thereof, the protection afforded by our patents and other intellectual and proprietary property, successful challenges to our generic products, and infringement or alleged infringement of the intellectual property rights of others; our ability to establish or acquire a U.S. sales force to support our specialty CNS strategy; our ability to attract and retain key personnel; the reduction in the level of reimbursement for, or acceptance of, pharmaceutical products by governmental authorities, health maintenance organizations or other third-party payors; our ability to satisfy the financial and non-financial covenants of our credit facility and note indenture; our ability to repay or refinance the principal amount under our note indenture at maturity; the disruption of delivery of our products and the routine flow of manufactured goods across the U.S. border; and other risks detailed from time to time in our filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, as well as our ability to anticipate and manage the risks associated with the foregoing.

Additional information about these factors and about the material factors or assumptions underlying such forward looking statements may be found in the body of this release, as well as under Item 1.A. in Biovail’s most recent Annual Report on Form 10-K for the fiscal year ended December 31 2009. We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to our Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. We undertake no obligation to update or revise any forward-looking statement, except as may be required by law.

About Biovail Corporation

Biovail Corporation is a specialty pharmaceutical company engaged in the formulation, clinical testing, registration, manufacture, and commercialization of pharmaceutical products. The Company is focused on the development and commercialization of medicines that address unmet medical needs in niche specialty central nervous system (CNS) markets. For more information about Biovail, visit the Company’s Web site at www.biovail.com.

For further information, please contact Nelson F. Isabel at 905-286-3000 or send inquiries to ir@biovail.com.

Source: Biovail Corporation

BIOVAIL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(All dollar amounts are expressed in thousands of U.S. dollars, except per share data)

(Unaudited)

	Three Months Ended
	March 31
	2010	2009
REVENUE
Product sales	$212,033	$165,393
Research and development	2,924	3,715
Royalty and other	4,678	4,211
	219,635	173,319
EXPENSES
Cost of goods sold (exclusive of amortization of intangible assets shown separately below)	58,955	44,840
Research and development	66,887	14,528
Selling, general and administrative	43,513	43,244
Amortization of intangible assets	33,300	15,503
Restructuring costs	613	1,348
Legal settlements	—	241
	203,268	119,704
Operating income	16,367	53,615
Interest income	188	334
Interest expense	(9,827)	(340)
Foreign exchange gain (loss)	(623)	407
Impairment loss on debt securities	(155)	(2,707)
Loss on disposal of investments	—	(6)
Income before provision for income taxes	5,950	51,303
Provision for income taxes	9,100	12,300
Net income (loss)	$(3,150)	$39,003

Basic and diluted earnings (loss) per share	$(0.02)	$0.25

Weighted-average number of common shares outstanding (000s)
Basic	158,387	158,218
Diluted	158,387	158,270

Cash dividends declared per share	$0.090	$0.375

BIOVAIL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(All dollar amounts are expressed in thousands of U.S. dollars)

(Unaudited)

	At	At
	March 31	December 31
	2010	2009
ASSETS
Cash and cash equivalents	$102,892	$114,463
Other current assets	236,282	236,177
	339,174	350,640
Marketable securities	11,543	11,516
Property, plant and equipment, net	106,896	103,848
Intangible assets, net	1,299,768	1,335,222
Goodwill	100,294	100,294
Deferred tax assets, net of valuation allowance	116,100	132,800
Other long-term assets, net	31,261	32,724
	$2,005,036	$2,067,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$207,712	$256,906
Long-term liabilities	453,021	455,766
Shareholders’ equity	1,344,303	1,354,372
	$2,005,036	$2,067,044

BIOVAIL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All dollar amounts are expressed in thousands of U.S. dollars)

(Unaudited)

	Three Months Ended
	March 31
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,150)	$39,003
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	40,048	26,691
Amortization of deferred revenue	(4,775)	(5,300)
Amortization of discounts on long-term obligations	2,801	—
Amortization of deferred financing costs	1,312	130
Acquired in-process research and development	51,003	—
Deferred income taxes	4,300	7,800
Payment of accrued legal settlements	(5,950)	(6,158)
Addition to accrued legal settlements	—	241
Stock-based compensation	1,657	1,757
Impairment charges	155	2,707
Loss on sale of investments	—	6
Other	(522)	(23)
Changes in operating assets and liabilities	(42,126)	(19,882)
Net cash provided by operating activities	44,753	46,972
Net cash used in investing activities	(43,880)	(7,042)
Net cash used in financing activities	(12,702)	(59,331)
Effect of exchange rate changes on cash and cash equivalents	258	(452)
Net decrease in cash and cash equivalents	(11,571)	(19,853)
Cash and cash equivalents, beginning of period	114,463	317,547
Cash and cash equivalents, end of period	$102,892	$297,694